Exhibit 10.32

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made by and between Thomas M. Prescott (“Executive”) and Align Technology, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer;

WHEREAS, the Company and Executive previously entered into an Amended and Restated Employment Agreement, dated November 8, 2012 (the “Employment Agreement”);

WHEREAS, Executive signed an Proprietary Information and Inventions Agreement with the Company on March 27, 2002 (the “Proprietary Information Agreement”);
WHEREAS, the Company granted Executive a stock option to purchase 90,000 shares of the Company’s common stock on February 18, 2011 (the “Options”), subject to the terms and conditions of the Company’s 2005 Incentive Plan, as amended (the “Plan”) and Executive’s underlying stock option agreement (the “Option Agreement”);
WHEREAS, the Company granted Executive (a) a restricted stock unit award for 62,500 shares of the Company’s common stock on February 20, 2012, (b) a restricted stock unit award for 55,000 shares of the Company’s common stock on February 20, 2013, (c) a restricted stock unit award for 40,000 shares of the Company’s common stock on February 20, 2014, (d) a restricted stock unit award for an additional 20,000 shares of the Company’s common stock on February 20, 2014, and (e) a restricted stock unit award for 49,000 shares of the Company’s common stock on February 20, 2015 (the “RSUs”), in each case, subject to the terms and conditions of the Plan and the applicable underlying restricted stock unit agreement (the “RSU Agreements”);
WHEREAS, the Company granted Executive (a) a market stock unit award (with a target number of 75,000 shares of the Company’s common stock and a maximum number of 112,500 shares of the Company’s common stock) on February 20, 2013, (b) a market stock unit award (with a target number of 60,000 shares of the Company’s common stock and a maximum number of 90,000 shares of the Company’s common stock) on February 20, 2014, (c) a market stock unit award (with a target number of 30,000 shares of the Company’s common stock and a maximum number of 45,000 shares of the Company’s common stock) on February 20, 2014, and (d) a market stock unit award (with a target number of 49,000 shares of the Company’s common stock and a maximum number of 73,500 shares of the Company’s common stock) on February 20, 2015, (the “MSUs”), in each case, subject to the terms and conditions of the Plan and the applicable underlying market stock unit agreement (the “MSU Agreement” and, collectively, the Options, RSUs and MSUs (the “Equity Awards”) and the Plan, Option Agreement, RSU Agreements, MSU Agreements, and other Company equity award agreements (the “Stock Agreements”));

Exhibit 10.32

WHEREAS, Executive will voluntarily retire from his employment with the Company effective on June 1, 2015 (the “Separation Date”); and

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Consideration.

a.Payment. The Company agrees to pay Executive a total of Three Hundred Ninety Three Thousand Seven Hundred and Fifty Dollars ($393,750.00), at the rate of Fifty Six Thousand Two Hundred and Fifty Dollars per month ($56,250.00), less applicable withholdings, for seven (7) months, beginning on the first regular payroll date following the Effective Date (e.g., through December 31, 2015) in accordance with the Company’s regular payroll practices.

b.Prorated Annual Bonus. For fiscal year 2015, Executive shall continue to be eligible to receive a prorated annual bonus based on his service to the Company through May 31, 2015, as determined by the Company’s Board of Directors (the “Board”) upon recommendation by the Compensation Committee of the Board, in accordance with the Company’s standard practices. Any bonus received under this Section 1.b will be paid, less applicable withholdings, to Executive on the date such bonus would have been paid had Executive remained employed by the Company, but in no event later than March 15, 2016.

c.Continued Board Membership. Executive shall continue to serve as a member of the Board as a non-employee director through the 2016 annual meeting of Company stockholders (the “2016 Annual Meeting”); provided, however, the Parties agree that (1) Executive shall forego the benefit of and shall not receive any equity award grants for Executive’s service as a member of the Board through the 2016 Annual Meeting, and (2) Executive’s retainer and committee fees for such service as a non-employee director shall be prorated (i.e., Board retainer and committee fees for service provided through December 31, 2015 shall be multiplied by a fraction of seven-twelfths (7/12ths)). For service as a member of the Board following the 2016 Annual Meeting, Executive shall, subject to the Company’s by-laws, certificate of incorporation and Corporate Governance Guidelines, as such may be amended from time to time, hold office as a director until the expiration of the term for which he is elected and until his successor is elected and qualified or until his earlier resignation or removal. Executive agrees to resign from the Board upon the Board’s determination that Executive shall not be placed on the Board’s proposed slate of director nominees for Company stockholder approval, such resignation to take effect immediately prior to such stockholder vote. Executive, as a non-employee director, shall be eligible to receive equity award grants provided to Board members in accordance with Company standard practice for service following the 2016 Annual Meeting.

d.Equity Award Acceleration. Executive shall immediately vest in all outstanding Company stock options and restricted stock unit awards in the event of either Executive’s death or Disability or a Change in Control (as defined in the Plan), provided that Executive remains in the service of the Company as a member of the Board through such date. If any such award is to vest or the amount of any such award is to be determined based on the achievement of performance criteria, such award will vest as to one hundred percent (100%) assuming the performance criteria have been

Exhibit 10.32

achieved at target levels for the relevant performance period(s). For purposes of this Agreement, “Disability shall mean that the Executive has become so physically or mentally disabled as to be incapable of satisfactorily continuing service with the Company as a non-employee director of the Board for a period of one hundred and eighty (180) consecutive calendar days.

2.Equity Awards & Stock. The Parties agree that (a) Executive is the holder of 281,871 shares of Company Common Stock as of the Separation Date, (b) Executive will be considered to have vested in the Equity Awards through the Separation Date as provided in Exhibit A to this Agreement, and (c) to the extent Executive provides continued service by reason of Executive’s position as a non-employee director of the Board, subject to the terms and conditions of the Stock Agreements, Executive shall continue to vest in the Equity Awards and any awards granted following the Effective Date, if any. Executive’s shares of Company Common Stock and each of Executive’s Equity Awards shall continue to be governed by the terms and conditions (including with respect to, but not limited to, vesting and exercisability) of the Stock Agreements, as applicable.

3.Benefits; Healthcare Bonus. Executive’s group health insurance benefits shall cease as the last day of June 2015, subject to Executive’s right to continue his group health insurance coverage under Section 4980B of the Internal Revenue Code, and any state law equivalent (“COBRA”) and subject to Executive’s right to participate in any group health benefit plan under which members of the Board are eligible to participate, subject to the terms and conditions thereof. Except as specifically provided herein, Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of salary, bonuses, vacation, paid time off, and other fringe benefits ceased as of the Separation Date. Executive shall receive a bonus in an amount equal to $25,000, less applicable withholdings, on the first regular payroll date following the Effective Date, which is intended to assist Executive with his post-termination medical care costs, but which may be used by Executive for any purpose.

4.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation, paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, equity award vesting, and any and all other benefits and compensation due to Executive through the Effective Date.

5.Company’s Release of Claims. The Company agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to the Company by the Executive.  The Company hereby and forever releases the Executive and his respective heirs, family members, executors, agents, and assigns, from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess against the Executive arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement.  Notwithstanding any release provided for herein, this Agreement shall not serve to release any claims by the Company against Executive for any claims relating to fraud, embezzlement, misappropriation of the Company’s trade secrets, or conduct that is violative of criminal law.

Exhibit 10.32

6.Executive’s Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

Exhibit 10.32

h.    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that Executive may have for indemnification under any indemnification agreement with the Company or coverage under any D&O Policy maintained by the Company. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Notwithstanding the foregoing, Executive acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration as set forth herein, except as required by applicable law. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

8.California Civil Code Section 1542. The Parties acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

Exhibit 10.32

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect, except as provided for in Section 5 herein.

9.No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.Trade Secrets and Confidential Information. Executive reaffirms and agrees to observe and abide by the terms of the Proprietary Information Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.

11.Company Property. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

12.No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

13.Mutual Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to refrain from any disparaging statements about Executive. Executive understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company. Executive shall direct any inquiries by potential future employers to the Company’s human resources department.

14.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the

Exhibit 10.32

validity of the waiver herein under the ADEA, or of any provision of the Proprietary Information Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

15.No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims. No action taken by the Parties hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Parties of any fault or liability whatsoever.
16.Nonsolicitation. Executive reaffirms and agrees to abide by the terms of Section 8(a) of the Employment Agreement regarding the non-solicitation of Company employees for a period of twelve (12) months immediately following the Separation Date of this Agreement.

17.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

Exhibit 10.32

19.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20.Section 409A. It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A.  Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  Cash payments under Section 1 of this Agreement will be made no later than March 15, 2016.  The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement, or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A.

21.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22.No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

24.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

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25.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of Section 8(a) of the Employment Agreement, the Proprietary Information Agreement and the Stock Agreements, except as modified herein.

26.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s General Counsel.

27.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

28.Effective Date. Executive understands that this Agreement shall be null and void if not executed by him by June 23, 2015 (i.e., within twenty one (21) days from the date Executive was provided this Agreement).  Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

29.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

30.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity.  For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board.  Notwithstanding any restrictions set forth in this Agreement, Executive understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Executive obligated to advise the Company as to any such disclosures or communications.  Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Proprietary Information Agreement to any parties other than the relevant government agencies.  Executive further understands that “Protected Activity” does not include his disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

31.Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

Exhibit 10.32

(a)    he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this Agreement.

(Signature page to follow)

Exhibit 10.32

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

THOMAS M. PRESCOTT, an individual

Dated: June 5, 2015		/s/ Thomas M. Prescott
Thomas M. Prescott

ALIGN TECHNOLOGY, INC.

Dated: June 3, 2015	By	/s/ Roger E. George
Roger E. George
Vice President, Corporate & Legal Affairs and
General Counsel

Exhibit 10.32

EXHIBIT A

See attached